UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 18, 2010

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 18, 2010, Zumiez Inc. (the “Company”) entered into a Purchase and Sale Agreement and Joint Escrow Instructions with Railroad Street Land Holdings, LLC (the “Purchase and Sale Agreement”) relating to the purchase by the Company of certain real property located in Corona, California for $11,790,000. The Purchase and Sale Agreement contains customary provisions relating to representations and warranties, covenants of the parties, closing conditions and closing deliverables.

The foregoing summary is qualified in its entirety by reference to the text of the Purchase and Sale Agreement, a copy of which is attached as Exhibit 10.17 to this Current Report on Form 8-K and which is incorporated by reference herein. The disclosure provided in Item 2.05 of this Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On February 18, 2010, the Board of Directors of the Company approved the Company’s plan to relocate its distribution center from Everett, Washington to Corona, California with the signing of the Purchase and Sale Agreement.

The Company continually evaluates opportunities to reduce its supply chain complexity, lower costs and increase the speed to get inventory in its stores. The Company determined that it believes it can be more effective distributing its products through a distribution center located in Corona, California due to the fact that a majority of its vendors are located in the Southern California area. The Company believes it can increase the speed at which it gets inventory to its stores and can lower its freight and distribution costs by approximately $1 million annually once the new distribution center in Corona is running effectively and at full capacity. Distribution operations at the Everett, Washington facility are expected to cease by the end of April 2010.

The Company plans to acquire, on or about March 2, 2010, a 168,450 square feet Silver Certified Leadership in Energy and Environmental Design building, as certified by the U.S. Green Building Council as further defined in the Purchase and Sale Agreement. The Company plans to begin distributing merchandise out of this facility in late April 2010.

In conjunction with the plan to close the Everett, Washington distribution center, the Company expects to incur approximately $3.0 to $3.2 million in cash expenses. Such charges consist of approximately $1.7 to $1.9 million of severance and other employee related costs, $0.9 million in costs to exit 37,350 square feet of excess leased capacity at the Company’s home office in Everett, Washington and $0.4 million of other costs to exit the facility. Additionally, the Company expects to incur approximately $0.3 million of non-cash charges relating to accelerated depreciation.

The Company estimates the charges in the first quarter of fiscal 2010 related to the above described relocation to be approximately $1.2 million ($0.8 million after tax), or approximately $0.03 cents per diluted share. The Company estimates these charges in the second quarter of fiscal 2010 to be approximately $1.5 million ($1.0 million after tax), or approximately $0.03 cents per diluted share. The Company estimates charges for the balance of 2010 will be approximately $0.2 million ($0.1 million after tax).

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.05.

Safe Harbor Statement

Certain statements in this Current Report on Form 8-K made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2009 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.17	Purchase and Sale Agreement and Joint Escrow Instructions with Railroad Street Land Holdings, LLC dated February 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: February 22, 2010	By:	/S/ TREVOR S. LANG
Trevor S. Lang
Chief Financial Officer and Secretary